Exhibit 16.1

August 8, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Zhanling International Limited’s Form 8-K dated August 4, 2023, and agree with the statements made in Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ TAAD LLP

Diamond Bar, California